Exhibit 3.2
AMENDMENT NO. 1 TO
FOURTH AMENDED AND RESTATED BY-LAWS
OF
HC2 HOLDINGS, INC.

(Effective as of September 20, 2021)

1.The Fourth Amended and Restated By-Laws (the “By-Laws”) of HC2 Holdings, Inc., a Delaware corporation, are hereby amended by replacing all references in the By-Laws to “HC2 Holdings, Inc.” with “INNOVATE Corp.”

2.Except as set forth in this Amendment No. 1 to the By-Laws, the By-Laws remain in full force and effect.